EXHIBIT 9

                         Opinion and Consent of Counsel

                                            [Ameritas Life Insurance Corp. Logo]

January 20, 2012

Ameritas Life Insurance Corp.
5900 "O" Street
P.O. Box 81889
Lincoln, Nebraska 68501

Gentleman:

With reference to Post-Effective Amendment No. 14 to the Registration Statement Number 333-142483 on Form N-4, filed by Ameritas Life Insurance Corp. and Ameritas Variable Separate Account VA-2 with the Securities and Exchange Commission covering flexible premium annuity policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

     1. Ameritas Life Insurance Corp. is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized by the Insurance Department of the State of Nebraska to issue variable annuity policies.

     2. Ameritas Variable Separate Account VA-2 is a duly authorized and existing separate account established pursuant to the provisions of
          Section 44-310.06 (subsequently repealed) and/or 44-402.01 of the Statutes of the State of Nebraska.

     3. The flexible premium variable annuity policies, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Life Insurance Corp.

I hereby consent to the filing of this opinion as an exhibit to said Post-Effective Amendment No. 14 on Form N-4.

Sincerely,

/s/ Robert G. Lange

Robert G. Lange
Vice President, General Counsel & Assistant Secretary, Individual